UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2009

Intersil Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29617	59-3590018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At Intersil Corporation’s (“Intersil”) Special Meeting of Shareholders held on October 6, 2009 (the “Special Meeting”), shareholders approved an amendment to Intersil’s 2008 Equity Compensation Plan, as amended and restated from time to time (the “Plan”), to increase the number of shares authorized for issuance under the Plan from 12,300,000 shares to 17,300,000 shares. The tabulation of votes on this matter was as follows: 76,947,067 votes for; 31,677,957 votes against; 32,407 abstentions; and 0 broker non-votes.

Item 8.01. Other Events.

At the Special Meeting, shareholders also authorized Intersil to implement a stock option exchange program under which eligible employees will be permitted to exchange certain of their stock options that have a strike price substantially above Intersil’s current stock price for new stock options covering a smaller number of shares and having a strike price equal to Intersil’s stock price on the date the new stock options are granted (the “Option Exchange Program”). Intersil’s Chief Executive Officer, Chief Financial Officer and named executive officers are not eligible to participate in the Option Exchange Program. In connection with the approval of the Option Exchange Program, shareholders approved an amendment to the Plan permitting the Option Exchange Program and authorizing an additional 2,913,705 shares for issuance under the Plan, such shares to be used solely to carry out the Option Exchange Program and, to the extent not so used, will be cancelled. The tabulation of votes on this matter was as follows: 75,827,464 votes for; 32,795,338 votes against; 34,630 abstentions; and 0 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date: October 9, 2009	By:	/S/ THOMAS C. TOKOS
	Name:	Thomas C. Tokos
	Title:	Vice President, General Counsel and Secretary